Exhibit 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: (440) 632-1666    FAX: (440) 632-1700

www.middlefieldbank.bank

PRESS RELEASE

Company Contact:	Investor and Media Contact:
Thomas G. Caldwell President/Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3200 tcaldwell@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc Corp. Reports 2017 Third Quarter and Nine Month Financial Results

MIDDLEFIELD, OHIO, October 24, 2017 ◆◆◆◆ Middlefield Banc Corp. (NASDAQ: MBCN) today reported financial results for the three and nine months ended September 30, 2017.

2017 Nine Month Financial Highlights (on a year-over-year basis unless noted):

•	Net income increased 48.6% to $7.1 million

•	Earnings per diluted share increased 3.0% to $2.37 per share, which includes a 44.0% increase in the average number of diluted shares outstanding

•	Total loans increased 49.8% to $878.5 million

•	Nonperforming assets to total assets declined to 1.17% from 1.25%

•	Organic total net loans increased 16.1%

•	Net interest income improved 44.6% to $27.5 million

•	Tier 1 leverage ratio remains strong at 10.06%

“The continued strength in our operating and financial results are due to the successful integration of the Liberty Bank N.A. merger, organic loan growth of 16.1%, and the continued focus on increasing profitability by controlling costs, managing risk, and diversifying our revenues,” stated Thomas G. Caldwell, President and Chief Executive Officer. “I am pleased we have been able to grow our margin throughout the year by proactively managing our cost of funds and growing our yield, despite rising rates and a highly competitive banking environment. Middlefield’s community-oriented banking values and customer-centric approach is helping differentiate us within our markets. As a result, our pipeline of new loans in both our Northeast and Central Ohio markets remains robust, and we are excited about Middlefield’s long-term growth opportunities within each of these markets.”

Net income for the nine months ended September 30, 2017 was $7.1 million, or $2.37 per diluted share, compared to net income for the nine months ended September 30, 2016 of $4.8 million, or $2.30 per diluted share. Net income for the 2017 third quarter was $2.5 million, or $0.76 per diluted share, compared to net income for the 2016 third quarter of $1.3 million, or $0.60 per diluted share.

Annualized returns on average equity (“ROE”) and average assets (“ROA”) were 8.82% and 0.89%, respectively, for the 2017 nine-month period, compared with 9.07% and 0.85% for the same period last year. ROE and ROA for the 2017 third quarter were 8.12% and 0.90%, respectively, compared with 6.84% and 0.69% for the 2016 third quarter.

Income Statement

Net interest income for the 2017 nine-month period increased 44.6% to $27.5 million, compared to $19.1 million for the same period last year. Year-to-date, the net interest margin was 3.82%, compared to 3.78% for the same period last year. Net interest income for the 2017 third quarter was $9.5 million, compared to $6.4 million for the 2016 third quarter. The net interest margin for the 2017 third quarter was 3.81%, compared to 3.68% for the same period of 2016. The 48.8% increase in net interest income for the 2017 third quarter was largely a result of a 61.7% increase in interest and fees on loans.

For the 2017 nine months, noninterest income increased 28.8% to $3.9 million, compared to $3.1 million for the same period last year. Noninterest income for the 2017 third quarter was up 47.5% to $1.4 million resulting from an increase of gains on the sale of investment securities and loans, partially offset by lower fees on deposit accounts and other income.

Noninterest expense for the 2017 nine-month period increased 33.6% to $21.3 million, compared to $15.9 million for the same period last year. For the 2017 third quarter, noninterest expense increased 28.9% to $7.3 million, compared to $5.7 million for the same period last year. During the 2017 third quarter, noninterest expense had $338,000 of one-time merger costs associated with the Liberty merger, and year-to-date the company had one-time merger related costs of approximately $1.0 million.

“Asset quality remains strong despite the significant increase in assets we have experienced as a result of strong year-over-year organic loan growth and the contribution of Liberty’s loan portfolio. At September 30, 2017, nonperforming assets to total assets declined to 1.17%, from 1.25% for the same period last year,” said Donald L. Stacy, Chief Financial Officer. “Stable economic activity within our local economies, conservative underwriting practices, and proactive risk management are helping improve loan quality. During the 2017 nine-month period, Middlefield has incurred $1.0 million of nonrecurring merger related expenses. We expect a small amount of additional merger related expenses will continue in the fourth quarter, and as we enter 2018, we do not anticipate any additional costs associated with the Liberty merger. As a result, given our current cost structure and outlook, we believe profitability should improve during the 2017 fourth quarter and throughout 2018.”

Balance Sheet

Total assets at September 30, 2017, increased 41.8% to $1.08 billion, from $762.3 million at September 30, 2016. Net loans at September 30, 2017, were $871.7 million, compared to $580.0 million at September 30, 2016. The 50.3% year-over-year increase in total net loans was across all loan categories, and was a result of organic growth and the contribution of the Liberty merger. Specifically, commercial mortgage loans increased 64.1%, residential mortgage loans increased 22.1%, commercial and industrial loans increased 67.3%, real estate construction loans increased 131.2%, and consumer installment loans increased 304.5%.

Total deposits at September 30, 2017 increased 40.4% to $897.7 million from $639.3 million at September 30, 2016. The company continued to proactively manage its cost of funds and control deposit growth. The investment portfolio, which is entirely classified as available for sale, was $98.3 million at September 30, 2017, compared with $123.1 million at September 30, 2016.

Stockholders’ Equity, Dividends and Shares Outstanding

At September 30, 2017, tangible stockholders’ equity was $100.3 million, an increase of 36.4% from $73.6 million at September 30, 2016. On a per share basis, tangible stockholders’ equity was $31.21 at September 30, 2017, compared to $32.70 at September 30, 2016. The 4.6% decline in tangible book value per share, reflects the increase in the number of shares outstanding as a result of the private placement of stock that closed in May 2017. Through the first nine months of 2017, the company paid cash dividends of $0.81 per share. The dividend payout ratio for the 2017 nine-month period was 35.22%, compared to 35.95% for the same period last year.

At September 30, 2017, the company had a Tier 1 leverage ratio of 10.06%, compared to 10.10% at September 30, 2016.

Asset Quality

The provision for loan losses was $0.3 million for the 2017 third quarter, compared to $0.1 million for the 2016 third quarter. Nonperforming assets at September 30, 2017, were $12.6 million, compared to $9.5 million at September 30, 2016. Net charge-offs for the 2017 third quarter were $33 thousand, or 0.02% of average loans, annualized, compared to $0.1 million, or 0.09% of average loans, annualized for the same 2016 period. Year-to-date net charge-offs were $0.4 million, or 0.06% of average loans, annualized compared to $0.4 million, or 0.09% of average loans, annualized for the same period last year. The allowance for loan losses at September 30, 2017, stood at $6.9 million, or 0.78% of total loans, compared to $6.3 million or 1.08% of total loans at September 30, 2016.

The following table provides a summary of asset quality and reserve coverage ratios.

Asset Quality History

(dollars in thousands)

	9/30/2017	9/30/2016	12/31/2016	12/31/2015	12/31/2014
Nonperforming loans	$12,058	$8,329	$7,075	$10,263	$9,048
Real estate owned	$557	$1,205	$934	$1,412	$2,590
Nonperforming assets	$12,615	$9,534	$8,009	$11,675	$11,638
Allowance for loan losses	$6,852	$6,334	$6,598	$6,385	$6,846
Ratios:
Nonperforming loans to total loans	1.37%	1.42%	1.16%	1.92%	1.92%
Nonperforming assets to total assets	1.17%	1.25%	1.02%	1.59%	1.72%
Allowance for loan losses to total loans	0.78%	1.08%	1.08%	1.20%	1.45%
Allowance for loan losses to nonperforming loans	56.83%	76.05%	93.26%	62.21%	75.66%

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a bank holding company with total assets of $1.08 billion at September 30, 2017. The bank operates 14 full-service banking centers and an LPL Financial® brokerage office serving Beachwood, Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, Solon, Sunbury, Twinsburg, and Westerville. The Bank also operates a Loan Production Office in Mentor, Ohio. Additional information is available at www.middlefieldbank.bank.

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

September 30, 2017 and 2016

(Dollar amounts in thousands)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$10,443	$6,459	$29,539	$18,949
Interest-bearing deposits in other institutions	107	15	248	42
Federal funds sold	5	7	9	16
Investment securities:
Taxable interest	159	235	600	865
Tax-exempt interest	579	687	1,846	2,227
Dividends on stock	37	17	189	74

Total interest and dividend income	11,330	7,420	32,431	22,173

INTEREST EXPENSE
Deposits	1,468	921	3,820	2,665
Short-term borrowings	202	49	652	288
Other borrowings	148	56	413	164

Total interest expense	1,818	1,026	4,885	3,117

NET INTEREST INCOME	9,512	6,394	27,546	19,056
Provision for loan losses	280	105	615	315

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	9,232	6,289	26,931	18,741

NONINTEREST INCOME
Service charges on deposit accounts	479	505	1,397	1,443
Investment securities gains, net	398	—	886	303
Earnings on bank-owned life insurance	109	101	316	297
Gains on sale of loans	255	129	720	322
Other income	200	242	622	694

Total noninterest income	1,441	977	3,941	3,059

NONINTEREST EXPENSE
Salaries and employee benefits	3,725	2,677	10,624	7,740
Occupancy expense	476	306	1,397	933
Equipment expense	242	221	789	700
Data processing costs	468	334	1,376	928
Ohio state franchise tax	186	186	558	448
Federal deposit insurance expense	165	132	368	396
Professional fees	434	547	1,230	1,057
Net loss on other real estate owned	18	48	88	247
Advertising expense	248	206	660	604
Directors fees	112	102	352	330
Core deposit intangible amortization	101	10	276	30
Appraiser fees	97	114	303	334
ATM fees	36	102	140	296
Merger expense	338	—	1,032	—
Other expense	651	677	2,075	1,872

Total noninterest expense	7,297	5,662	21,268	15,915

Income before income taxes	3,376	1,604	9,604	5,885
Income taxes	914	261	2,535	1,129

NET INCOME	$2,462	$1,343	$7,069	$4,756

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

September 30, 2017 and 2016 and December 31, 2016

Balance Sheet (period end)	September 30,	December 31,	September 30,
(Dollar amounts in thousands)	2017	2016	2016
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$47,731	$31,395	$21,976
Federal funds sold	1,200	1,100	1,300

Cash and cash equivalents	48,931	32,495	23,276
Investment securities available for sale, at fair value	98,334	114,376	123,054
Loans held for sale	5,930	634	880
Loans	878,541	609,140	586,329
Less allowance for loan and lease losses	6,852	6,598	6,334

Net loans	871,689	602,542	579,995
Premises and equipment, net	11,768	11,203	9,921
Goodwill	15,298	4,559	4,559
Core deposit intangibles	2,848	36	46
Bank-owned life insurance	15,542	13,540	13,438
Other real estate owned	557	934	1,205
Accrued interest and other assets	9,929	7,502	5,884

TOTAL ASSETS	$1,080,826	$787,821	$762,258

	September 30, 2017	December 31, 2016	September 30, 2016
LIABILITIES
Deposits:
Noninterest-bearing demand	$181,550	$133,630	$136,320
Interest-bearing demand	91,184	59,560	67,061
Money market	161,101	74,940	77,774
Savings	212,371	172,370	173,272
Time	251,449	189,434	184,915

Total deposits	897,655	629,934	639,342
Short-term borrowings	20,274	68,359	32,803
Other borrowings	39,273	9,437	9,713
Accrued interest and other liabilities	5,130	3,131	2,208

TOTAL LIABILITIES	962,332	710,861	684,066

STOCKHOLDERS’ EQUITY
Common equity	84,722	47,943	47,812
Retained earnings	45,913	41,334	40,282
Accumulated other comprehensive income	1,377	1,201	3,616
Treasury stock	(13,518)	(13,518)	(13,518)

TOTAL STOCKHOLDERS’ EQUITY	118,494	76,960	78,192

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,080,826	$787,821	$762,258

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Per common share data
Net income per common share - basic	$0.77	$0.60	$2.38	$2.31
Net income per common share - diluted	$0.76	$0.60	$2.37	$2.30
Dividends declared	$0.27	$0.27	$0.81	$0.81
Book value per share (period end)	$36.86	$34.74	$36.86	$34.74
Tangible book value per share (period end)	$31.21	$32.70	$31.21	$32.70
Dividend payout ratio	35.22%	45.12%	35.22%	35.95%
Average shares outstanding - basic	3,212,335	2,247,587	2,966,151	2,059,656
Average shares outstanding - diluted	3,227,645	2,256,230	2,978,743	2,068,532
Period ending shares outstanding	3,214,737	2,250,665	3,214,737	2,250,665
Selected ratios
Return on average assets	0.90%	0.69%	0.89%	0.85%
Return on average equity	8.12%	6.84%	8.82%	9.07%
Yield on earning assets	4.52%	4.24%	4.47%	4.36%
Cost of interest bearing liabilities	0.92%	0.74%	0.84%	0.75%
Net interest spread	3.60%	3.50%	3.63%	3.61%
Net interest margin	3.81%	3.68%	3.82%	3.78%
Efficiency	64.85%	73.29%	65.57%	68.42%
Tier 1 capital to average assets	10.06%	10.10%	10.06%	10.10%

Loan Portfolio	September 30, 2017	September 30, 2016
(Dollar amounts in thousands)
Commercial and industrial	$99,314	$59,376
Real estate - construction	40,760	17,633
Real estate - mortgage:
Residential	316,191	258,952
Commercial	403,135	245,636
Consumer installment	19,141	4,732

	$878,541	$586,329

Asset quality data	September 30, 2017	September 30, 2016
(Dollar amounts in thousands)
Nonaccrual loans	$8,525	$6,490
Troubled debt restructuring	2,211	1,839

Nonperforming loans	12,058	8,329
Other real estate owned	557	1,205

Nonperforming assets	$12,615	$9,534

Allowance for loan and lease losses	$6,852	$6,334
Allowance for loan and lease losses/total loans	0.78%	1.08%
Net charge-offs:
Quarter-to-date	33	137
Year-to-date	361	366
Net charge-offs to average loans, annualized
Quarter-to-date	0.02%	0.09%
Year-to-date	0.06%	0.09%
Nonperforming loans/total loans	1.37%	1.42%
Allowance for loan and lease losses/nonperforming loans	56.83%	76.05%